BIOLOGISTEX CCM, LLC

LIMITED LIABILITY COMPANY AGREEMENT

Table of Contents
Article 1 General

1.1	Limited Liability Company Agreement	1
1.2	Certificate of Formation	1
1.3	Name	1
1.4	Principal Place of Business	2
1.5	Names of Members	2
1.6	Term of Existence	2
1.7	Duties of Members	2
1.8	Liability of Members	2
1.9	Duties of Managers and Named Officers	2
1.10	Liabilities of Managers	2
1.11	Other Ventures; Time and Attention	2

Article 2 Definitions	3
Article 3 Purpose and Character of the Business	8
Article 4 Members; Meetings; Acts	8

4.1	Authority of the Members	8
4.2	Place and Time of Meetings	8
4.3	Regular Meetings	8
4.4	Special Meetings	8
4.5	Notices of Meetings	9
4.6	Waiver of Notice	9
4.7	Proxies	9
4.8	Quorum; Adjourned Meetings	9
4.9	Conference Communications	9
4.10	Organization	9
4.11	Order of Business	10
4.12	Voting	10
4.13	Written Action	10
4.14	Certain Actions	10

Article 5 New Members; Units; Certificates	11

5.1	Admission of New Members	11
5.2	Issuance of Units	11
5.3	No Certificates for Units	11

Article 6 Management and Operation of Company Business	11

6.1	Authority of the Board of Managers	11
6.2	Number; Qualification; Term of Office; Vote	11
6.3	Initial Board	12
6.4	Place of Meetings	12
6.5	Regular Meetings	12

6.6	Special Meetings	12
6.7	Meetings Held Upon Member Demand	12
6.8	Adjournments	12
6.9	Notice of Meetings	12
6.10	Proxies	13
6.11	Quorum	13
6.12	Absent Managers	13
6.13	Conference Communications	13
6.14	Written Action	13
6.15	Committees	14
6.16	Compensation	14
6.17	Removal	14

Article 7 Officers	14

7.1	Number	14
7.2	Election; Term of Office and Qualifications	14
7.3	Removal and Vacancies	14
7.4	President	14
7.5	Secretary	15
7.6	Treasurer	15
7.7	Duties of Other Officers	15
7.8	Compensation	15

Article 8 Indemnification	15

8.1	General	15
8.2	No Member Liability	16
8.3	Settlements	16
8.4	Amendments	17

Article 9 Transfers	17

9.1	Registration, Transfer and Exchange	17
9.2	Restriction on Transfers	17
9.3	Transfer by Legal Process	18
9.4	Conditions to Permitted Transfers	18
9.5	Purchase Options	19
9.6	Impasse	22

Article 10 Books of Account; Reports and Fiscal Matters	24

10.1	Books; Place; Access	24
10.2	Financial Information	24
10.3	Tax Information	24
10.4	Tax Elections and Accounting	24
10.5	Tax Matters Partner	24
10.6	Required Records	25

Article 11 Capital	25

11.1	Capital Commitments	25
11.2	No Right to Return of Contribution	25
11.3	Additional Capital Contributions	25
11.4	Loans to the Company; No Interest on Capital	26
11.5	Creditor’s Interest in the Company	26
11.6	Capital Accounts	26

Article 12 Allocation of Profits and Losses	26

12.1	Capital Account Allocations	26
12.2	Tax Allocations	27
12.3	Tax Credits	27
12.4	Code Section 704(c) Allocations	27
12.5	Varying Interests During Fiscal Year	27

Article 13 Distributions	28

13.1	Operating Distributions	28
13.2	Distributions for Tax Liabilities	28
13.3	Limitations on Distributions	28

Article 14 Dissolution and Liquidation	28

14.1	Events Causing Dissolution; Final Payment	28
14.2	Liquidation and Winding Up	29
14.3	No Deficit Restoration Obligation	29

Article 15 Amendment	29

Article 16 Approval of Reorganizations and Bankruptcy	30

Article 17 Member Services	30

17.1	BioLife Services	30
17.2	SAVSU Services	30

Article 18 Participation Fee	30

18.1	Participation Fee	30
18.2	Payments Terms	30

Article 19 Representations, Warranties of the Members	30

19.1	Representations and Warranties of the Members	30

Article 20 Confidentiality	32

20.1	Confidential Information	32
20.2	Protection of Confidential Information	32
20.3	Compelled Disclosure	33

20.4	Return of Information	33
20.5	Remedies	33
20.6	Material Non-Public Information	33
20.7	Survival	34

Article 21 Miscellaneous Provisions	34

21.1	Entire Agreement	34
21.2	Time of Essence	34
21.3	Signatures; Counterparts	34
21.4	Severability	34
21.5	Successors and Assigns	34
21.6	Notices	34
21.7	Headings	34
21.8	References	35
21.9	Construction	35
21.10	Governing Law	35
21.11	Third Party Benefit	35
21.12	Additional Actions and Documents	35
21.13	Specific Performance	35
21.14	Waiver of Partition	35

LIMITED LIABILITY COMPANY AGREEMENT
OF
BIOLOGISTEX CCM, LLC

This LIMITED LIABILITY COMPANY AGREEMENT is made by and between the Persons named on Schedule A (such Persons are referred to collectively as the “Members” and individually as a “Member”).

WHEREAS, the undersigned have caused the formation of biologistex CCM, LLC, a Delaware limited liability company (the “Company”), of which the undersigned constitute all of the initial Members;

WHEREAS, the Delaware Limited Liability Company Act provides that the members of a limited liability company may enter into a limited liability company agreement to establish or regulate the affairs of the limited liability company, the conduct of its business and the relations of its members; and

WHEREAS, each of the undersigned desires to enter into such an agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which the Members acknowledge, the Members agree as follows:

Article 1
General

1.1 Limited Liability Company Agreement.  The Members agree that this Agreement constitutes the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Act, that, notwithstanding the date of execution, it shall be effective as of the date of the filing of the Certificate of Formation in the office of the Secretary of State (the “Effective Date”) and that it shall govern the rights, duties and obligations of the Members, except as otherwise expressly required by the Act.

1.2 Certificate of Formation.  The Members adopt, approve and ratify the execution and filing in the office of the Secretary of State of the State of Delaware of the Certificate of Formation of the Company by Daphne Taylor on September 29, 2014 (the “Certificate of Formation”), a copy of which is attached as Exhibit 1, and acknowledge, approve and ratify her designation as an “authorized person” of the Company in the Certificate of Formation as contemplated by Section 18-201(a) of the Act.

1.3 Name.  The name of the Company shall be and the business shall be conducted under the name of “biologistex CCM, LLC” or under such other name or names as the Board of Managers may determine.  The Board of Managers is authorized to execute and deliver or file such documents and to take such actions as it may consider advisable to permit the Company to use and to ensure the Company’s right to use such name or names.

1.4 Principal Place of Business.  The location of the principal place of business of the Company shall be such place as the Board of Managers may from time to time determine (the “Principal Office”).  The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Board of Managers deems advisable.  The Board of Managers is authorized and directed to execute and deliver or file such documents and to take such actions as it may consider advisable to permit the Company to conduct its business in such states.

1.5 Names of Members.  The names of the Members are as set forth on Schedule A.

1.6 Term of Existence.  The Company shall be formed as of the time of the filing of the Certificate of Formation in the Office of the Secretary of State of Delaware and its term of existence shall continue thereafter for 20 years, unless earlier terminated, dissolved or liquidated in accordance with the provisions of this Agreement.

1.7 Duties of Members.  The only duties, including fiduciary duties, of the Members to the Company or to each other in respect of the Company shall be those established in this Agreement, and there shall be no other express or implied duties of the Members to the Company or to each other in respect of the Company.

1.8 Liability of Members.  Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

1.9 Duties of Managers and Named Officers.  Except as otherwise specifically provided in this Agreement, each Manager and Named Officer shall owe the same fiduciary duties to the Company and the Members as the directors and officers of a corporation organized under the Delaware General Corporation Law owe to the corporation and its stockholders.

1.10 Liabilities of Managers.  The personal liability of a Manager or Named Officer to the Company or the Members for monetary damages for breach of fiduciary duty as a Manager or Named Officer shall be eliminated to the fullest extent permitted by law.  Neither the amendment, modification, or repeal of this Section 1.10 nor the adoption of any provision in this Agreement or the Certificate of Formation inconsistent with this Section 1.10 shall adversely affect any right or protection of a Manager or Named Officer with respect to any act or omission that occurred before the time of such amendment, modification, repeal, or adoption.

1.11 Other Ventures; Time and Attention.  The Members and Managers may, during the term of the Company, engage in and possess an interest for their respective accounts in other business ventures of every nature and description, independently or with others, and neither the Company nor any Member shall have any right in or to said independent ventures or any income or profits derived from said independent ventures.  No Member or Manager shall be required to devote his, her or its full business time and attention to the affairs of the Company, unless such Person expressly agrees otherwise in this Agreement or another written agreement.

Article 2
Definitions

Unless the context otherwise specifies or requires, the terms defined in this Article 2 shall, for the purposes of this Agreement, have the meanings specified in this Article 2.  Certain other capitalized terms are defined elsewhere in this Agreement.  All defined terms may be used in the singular or the plural, as the context requires.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Affiliate” means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer, partner or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person that, directly or indirectly, is the beneficial owner of ten percent or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person has a substantial beneficial interest, and (iv) any relative or spouse of the specified Person.

“Agreement” means this Limited Liability Company Agreement, as it may be amended or supplemented from time to time.

“BioLife” means BioLife Solutions, Inc.

“Board of Managers” means the Board of Managers of the Company established pursuant to Article 6.

“Business Day” means any day except a Saturday, Sunday, or other day on which commercial banks in Seattle, Washington, are authorized or required by law to close.

“Capital Account” is defined in Section 11.6.

“Capital Contribution” means the amount of money or the fair market value of any property (as agreed by the Members as of the date of contribution) contributed to the Company by any Member.

“Cash Price” is defined in Section 9.6(a).

“Change in Control” means, with respect to a Member, any transaction or arrangement (including transfers of interests, mergers, reorganizations or consolidations) as a result of which a Person who was not theretofore so entitled becomes entitled, by reason of a change in equity ownership, contract or otherwise, directly or indirectly, to direct or cause the direction of the management and policies of such Member.

“Code” means the Internal Revenue Code of 1986, as amended.  Any reference in this Agreement to a Section of the Code shall be considered also to include any subsequent amendment or replacement of that Section.

“Commitments” means the Capital Contributions that the Members have made or are obligated to make to the Company. The amounts and terms of the Commitments of the Members will be as stated in this Agreement.

“Company” means biologistex CCM, LLC, the Delaware limited liability company formed pursuant to the filing of the Certificate of Formation and the terms of this Agreement.

“Company Option” is defined in Section 9.5(b)(iv).

“Confidential Information” is defined in Section 20.1.

“Counter Offer” is defined in Section 9.6(b)(ii)(C).

“Disclosing Party” is defined in Section 20.1.

“Effective Date” is defined in Section 1.1.

“Electronic Transmission” means any form of communication, not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

“Fair Market Value” means, for purposes of Section 9.5 with respect to any Offered Units, the price at which such Units would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having knowledge of the relevant facts, taking into consideration any minority interest discount, “lock-in” discount, lack of marketability discount, discount for limitations on voting, management and control and any other discounts or adjustments that may be applicable.

“Fiscal Year” means the 12-month accounting period of the Company used for federal income tax purposes ending on December 31 of each year, or such other date as the Board of Managers may determine from time to time subject to the requirements of Code Section 706; it being understood that the Board of Managers may establish other “fiscal years” for financial reporting or any purpose other than federal income tax reporting.

“Impasse” is defined in Section 9.6(a).

“Impasse Dissolution Election” is defined in Section 9.6(c).

“Indemnitee” is defined in Section 8.1(a).

“Manager” means a Person serving on the Board of Managers pursuant to Article 6.

“Mandatory Reserve” means a mandatory reserve to fund Company expenses an amount of cash equal to amounts in the following schedule:

●	2014/2015 - $100,000
●	2016 - $250,000
●	2017 and beyond - $500,000

“Member Option” is defined in Section 9.5(b)(iv).

“Members” means the Persons executing this Agreement until they cease to be Members and the Persons that are hereafter admitted to the Company as Members in accordance with this Agreement.

“Named Officers” is defined in Section 7.1.

“Net Cash Flow” means the gross cash proceeds from Company operations (including the proceeds from loans to the Company, from sales and dispositions of property, and from all other cash items paid to the Company), including dividends, interest and royalties, if any, less the amount thereof used to acquire Company assets and pay or establish reserves for all Company expenses, including the Mandatory Reserve, debt service payments, including payments to satisfy any loans from Members to the Company pursuant to Section 11.4, payments for operating expenses, capital investments, payments of liabilities (direct or contingent), working capital requirements, capital improvements, repairs, replacements, expansions and contingencies, insurance premiums, or for any other purpose consistent with Article 3, all as determined by the Board of Managers.

“Notice of Potential Impasse” is defined in Section 9.6(a).

“Offer” is defined in Section 9.6(a).

“Offered Units” is defined in Section 9.5(b)(i).

“Offeree” is defined in Section 9.6(a).

“Offeror” is defined in Section 9.6(a).

“Option Event” means, with respect to any Member, (i) the receipt by that Member of a bona fide offer to purchase some or all of the Member’s Units from any Person, which offer that Member desires to accept, or (ii) the bona fide attempt by that Member to transfer or to arrange for the transfer of some or all of that Member’s Units (other than pursuant to a transfer described in clause (i)) to any Person, including a transfer by legal process or other involuntary transfer.  For the avoidance of doubt, a Change in Control or Reorganization of a Member shall not constitute an Option Event.

“Option Notice” is defined in Section 9.5(a).

“Participation Fee” is defined in Section 18.1.

“Person” means any natural person, corporation, limited liability company, association, partnership (whether general or limited), joint venture, proprietorship, governmental agency, trust, estate, association, custodian, nominee or any other individual or entity, whether acting in an individual, fiduciary, representative or other capacity.

“Prime Rate” means a fluctuating interest rate per annum equal to the rate of interest published as the highest U.S. “prime” rate of interest on the first business day of each month in the Wall Street Journal under the heading Money Rates; provided, that if such rate is no longer published by the Wall Street Journal, “Prime Rate” shall mean a substantially comparable rate selected by the Company in its discretion.

“Principal Office” is defined in Section 1.4.

“Profits” or “Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this paragraph shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this paragraph shall be subtracted from such taxable income or loss;

(iii) If the value of any Company asset is adjusted in compliance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the value of such property for Capital Account purposes notwithstanding that the adjusted tax basis of such property differs from such value;

(v) If the value of an asset for Capital Account purposes differs from its adjusted tax basis for federal income tax purposes, depreciation, amortization and other cost recovery deductions shall be taken into account in accordance with applicable Treasury Regulations, including Treasury Regulations Section 1.704-1(b)(2)(iv)(g), in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734 is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses; and

(vii) Any items that are specially allocated by the Board of Managers to the Members’ Capital Accounts pursuant to the provisions of Section 12.1(c) in order to cause the allocation of such items to be respected for federal income tax purposes shall not be taken into account in computing Profits and Losses.

“Qualified Appraiser” means an investment banker or independent accountant experienced in the valuation of closely-held businesses.

“Receiving Party” is defined in Section 20.1.

“Reorganization” of a Person means (i) any consolidation, merger or similar business combination involving the Person with or into any other Person(s), whether or not the Person is the surviving entity, (ii) any conversion of the Person into another entity, (iii) any exchange or other transaction pursuant to which outstanding securities of the Person are converted into other securities, property or money or (iv) any sale, transfer or other disposition of all or substantially all of the Person’s assets in a single transaction or a series of related transactions.  A dissolution or liquidation of the Company pursuant to Article 14 will not constitute a “Reorganization” of the Company within the meaning of this Agreement.

“Representative” is defined in Section 20.1.

“SAVSU” means SAVSU Technologies, LLC

“Securities Act” is defined in Section 19.1(a).

“Services” is defined in Section 17.1.

“Service Agreement” means the Service Agreement attached as Exhibit 3.

“Supply Agreement” means the Supply and Distribution Agreement attached as Exhibit 2.

“TMP” is defined in Section 10.5.

“Transfer” means, with respect to a Member’s Units, whether the word is capitalized or not, the sale, assignment, transfer, withdrawal, mortgage, pledge, hypothecation, exchange or other disposition of any part or all of such Units, whether or not for value and whether such disposition is voluntary, involuntary, by operation of law or otherwise; provided, however, that a Change in Control or Reorganization of a Member shall not constitute a transfer of such Member’s Units.

“Transferring Person” is defined in Section 9.5(a).

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.  Any reference in this Agreement to a Section of the Treasury Regulations shall be considered also to include any subsequent amendment or replacement of that Section.

“Unit” means a fractional part of the interests of all Members in the Company equal to the quotient of one divided by the total number of Units.  For purposes of this definition, “interest” means all of the rights to which a Member in the Company is entitled as provided in this Agreement and under law, together with all of the obligations of such Member to comply with all of the terms and provisions set forth in this Agreement and under law.

“Valuation Date” is defined in Section 9.5(e)(iv).

Article 3
Purpose and Character of the Business

The purpose and character of the business of the Company shall be acquiring, developing, maintaining, owning, operating, leasing and selling an integrated platform of a cloud-based information service, and precision thermal shipping products; financing the foregoing activities; and entering into such agreements and performing all other activities reasonably necessary or incidental to the furtherance of such purposes.

Article 4

Members; Meetings; Acts

4.1 Authority of the Members.  Except as otherwise expressly provided in this Agreement, no Member shall have any authority to act for, or to assume any obligations or responsibility on behalf of, or bind any other Member or the Company.  Each of the Members agrees that it shall not represent to any third party with whom such Member is in contact concerning the affairs or the business of the Company that such Member has any authority to act for, or to assume any obligations or responsibilities on behalf of, the Company unless expressly authorized by the Board of Managers.  Members shall take action in their capacities as Members only at a meeting of the Members or by written action as provided in this Article 4.

4.2 Place and Time of Meetings.  Meetings of the Members may be held at such place and at such time as may be designated by the Board of Managers.  In the absence of a designation of place, meetings shall be held at the Principal Office.  In the absence of a designation of time, meetings shall be held at 10:00 a.m.

4.3 Regular Meetings.  Regular meetings of Members may be held on an annual or other less frequent periodic basis as may be determined by the Board of Managers.

4.4 Special Meetings.  Special meetings of the Members for any purpose or purposes shall be called by the Secretary at the written demand of (a) the President, (b) the Treasurer, (c) the sole Manager, if there is a single Manager, or two or more Managers, if there are multiple Managers or (d) a Member or Members owning not less than 10 percent of the Units outstanding.  Such demand shall state the purpose or purposes of the proposed meeting.  Within ten days after receiving a proper demand to call a meeting, the Secretary shall cause a meeting to be duly called on a Business Day determined by the Secretary within 15 days after the date of receipt of such request.  Business transacted at any special meeting shall be limited to the purpose or purposes stated in the demand.

4.5 Notices of Meetings.  A written notice of each regular and special meeting of Members shall be given not less than ten nor more than 60 days before the date of such meeting to each Member.  Every notice of a meeting of Members shall state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called.

4.6 Waiver of Notice.  Notice of any regular or special meeting may be waived either before, at or after such meeting in writing signed by the Member entitled to the notice.  Attendance by a Member at a meeting shall constitute a waiver of notice of such meeting, unless the Member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened.

4.7 Proxies.  Each Member may authorize another Person or Persons to act for him, her or it by proxy by an instrument executed in writing and filed with the Secretary.  If any such instrument designates two or more Persons to act as proxies, any proxy may exercise all of the powers conferred by such written instrument unless the instrument shall otherwise provide.  No proxy shall be valid for more than one year from the date of its execution.  Subject to the above, any proxy may be revoked if an instrument revoking it or a proxy bearing a later date is filed with the Secretary.

4.8 Quorum; Adjourned Meetings.  The presence, in person or by proxy, of Members who own 75% of the Units outstanding shall constitute a quorum for the transaction of business at any regular or special meeting of the Members.  If a quorum is not present at a meeting, the Members present shall adjourn to such day as they shall agree upon by a vote of the Members present who hold a 75% majority of the Units held by the Members who are present.  Notice of any adjourned meeting need not be given if the date, time and place thereof are announced at the meeting at which the adjournment is taken.  At adjourned meetings at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed.  If a quorum is present, the Members may continue to transact business until adjournment notwithstanding the withdrawal of enough Members to leave less than a quorum.

4.9 Conference Communications.  To the fullest extent permitted under the Act, one or more Members may participate in a meeting by any means of communication through which all Members participating in the meeting may simultaneously hear each other during the meeting.  For the purposes of establishing a quorum and taking any action at the meeting, Members participating pursuant to this Section 4.9 shall be deemed present in person at the meeting; and the place of the meeting shall be the place of origination of the conference telephone conversation or other comparable communication technique.

4.10 Organization.  At each meeting of the Members, the President or, in his or her absence, the individual chosen by the vote of the Members present who hold a majority of the Units held by the Members who are present shall act as chair; and the Secretary or, in his or her absence, any Person whom the chair of the meeting shall appoint, shall act as secretary of the meeting.

4.11 Order of Business.  The order of business transacted at any meeting of the Members shall be limited to the purpose or purposes stated in the Notice of Meeting, but such order of business may be changed by the unanimous vote of the Members present.

4.12 Voting.

(a) Each Member shall have one vote for each Unit registered in his, her or its name on the books of the Company.  Except where otherwise required by the Act or this Agreement, all questions at a meeting shall be decided by a 75% majority vote of the number of Units represented at the meeting at the time of the vote.

(b) Persons who hold Units in a fiduciary capacity shall be entitled to vote the Units so held.  If Units are held in the names of two or more Persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more Persons have the same fiduciary relationship respecting the same Units, unless the Secretary has been given written notice to the contrary and has been furnished with a copy of the instrument or order so providing, their acts with respect to voting shall have the following effect:  (i) if only one votes, his, her or its act shall bind all; (ii) if more than one votes, the act of the majority voting shall bind all and (iii) if more than one votes, but the votes are evenly split on any particular matter, then, except as otherwise required by law, each Person may vote the Units in question proportionately.

(c) No Member shall have any cumulative voting rights.

4.13 Written Action.  Any action that may be taken at a meeting of the Members may be taken without a meeting if done in writing and signed by Members who hold at least the number of Units that could approve such action at a meeting of the Members at which all Members were present.  When written action is taken by fewer than all Members, the Board of Managers shall notify all Members of the text and effective date of the action immediately.  Failure to provide the notice invalidates the written action.  Any Electronic Transmission consenting to an action to be taken and transmitted by a Member, or by a Person or Persons authorized to act for a Member, shall be deemed to be written for purposes of this Section 4.13, provided that any such Electronic Transmission sets forth information from which the Company can determine that the Electronic Transmission was transmitted by the Member or a Person authorized to act for the Member.  The date on which such Electronic Transmission is transmitted shall be deemed to be the date on which such consent was signed.

4.14 Certain Actions.  The Company shall not take any of the following actions without the unanimous consent of all Members, which consent may be given either in writing or pursuant to a regular or special meeting of the Members:

(a) The admission of additional Members pursuant to Section 5.1;

(b) The authorization or issuance of any additional Units as set forth in Section 5.2;

(c) The amendment of the Certificate of Formation or this Agreement pursuant to Article 15;

(d) Any Reorganization or bankruptcy proceeding of the Company under Article 16, or any other sale of substantially all the assets of the Company, merger or consolidation to which the Company is a party or the acquisition of another business by the Company; and

(e) Any other action that, by the express provisions of this Agreement, requires the unanimous consent of all Members.

Article 5
New Members; Units; Certificates

5.1 Admission of New Members.  The Members by unanimous consent may from time to time admit additional Members to the Company in addition to transferees who are admitted as Members pursuant to Article 9.

5.2 Issuance of Units.  The Members by unanimous consent may issue additional Units from time to time to existing or new Members.  Units may be issued for any consideration, including cash or other property, tangible or intangible, received or to be received by the Company or services rendered or to be rendered to the Company.

5.3 No Certificates for Units.  The Units of the Company shall not be certificated unless otherwise determined by the Board of Managers.

Article 6
Management and Operation of Company Business

6.1 Authority of the Board of Managers.  Except as otherwise required by the Act or this Agreement, the business and affairs of the Company shall be managed by or under the authority of the Board of Managers.  The Board of Managers shall take action only at a meeting of the Board of Managers or by written action as provided in this Article 6.

6.2 Number; Qualification; Term of Office; Vote.

(a) The initial number of members of the Board of Managers shall be four.  The number of Managers may be increased or decreased at any time by a unanimous vote of the Members.

(b) BioLife and SAVSU shall each appoint two members of the Board of Managers.

(c) Each of the Managers shall hold office until such Manager’s successor shall have been elected, or until the earlier death, resignation, removal or disqualification of such Manager.

(d) Each Manager shall have one vote in all matters to come before the Board of Managers.  Except as otherwise provided in this Agreement, the Board of Managers shall take action at a meeting by the affirmative vote of a majority of the total number of Managers, and any such act shall be deemed to be the action of the Board of Managers for all purposes of this Agreement and the Act.

6.3 Initial Board.  The initial Board of Managers shall consist of the following individuals:

Michael Rice
Daphne Taylor
Dana Barnard
Bruce McCormick

6.4 Place of Meetings.  Meetings of the Board of Managers shall be held at the Principal Office or at such other place as may be agreed by the Managers from time to time.

6.5 Regular Meetings.  Regular meetings of the Board of Managers may be held on an annual or other less frequent periodic basis as may be determined by the Managers.

6.6 Special Meetings.  A special meeting of the Board of Managers may be called for any purpose or purposes at any time by any Manager or by any Member who holds at least 15 percent of the outstanding Units and who shall demand such special meeting by written notice given to the Secretary specifying the purposes of such meeting.

6.7 Meetings Held Upon Member Demand.  Within five Business Days after the Secretary receives a valid demand for a meeting of the Board of Managers from a Member, it shall be the duty of the Secretary to cause a special or regular meeting of the Board of Managers, as the case may be, to be duly called and held on notice no later than five Business Days after receipt of such demand.  If the Secretary fails to cause such a meeting to be called and held as required by this Section 6.7, the Member or Members making the demand may call the meeting by giving notice as provided in Section 6.9 at the expense of the Company.

6.8 Adjournments.  Any meeting of the Board of Managers may be adjourned from time to time to another date, time and place.  If any meeting of the Board of Managers is so adjourned, no notice as to such adjourned meeting need be given if the date, time and place at which the meeting will be reconvened are announced at the time of adjournment.

6.9 Notice of Meetings.  Unless otherwise required by law, written notice of each meeting of the Board of Managers, stating the date, time and place and, in the case of a special meeting, the purpose or purposes, shall be given at least five days and not more than 90 days before the meeting to every Manager.  A Manager may waive notice of the date, time, place and purpose or purposes of a meeting of the Board of Managers.  A waiver of notice is effective whether given before, at or after the meeting, and whether given in writing, orally or by attendance.  Attendance by a Manager at a meeting is a waiver of notice of that meeting, unless the Manager objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened.

6.10 Proxies.  A Manager may cast or authorize the casting of a vote by filing a written appointment of proxy with the Secretary at or before the meeting at which the appointment is to be effective.  Any copy of the original of such appointment may be filed in lieu of the original if it is a complete and legible reproduction of the entire original and the filing may be made by any means of transmission so long as the transmission contains information sufficient to determine that the Manager authorized such transmission.

6.11 Quorum.  A majority of the Managers constitutes a quorum for the transaction of business at each meeting of the Board of Managers.

6.12 Absent Managers.  A Manager may give advance written consent or opposition to a proposal to be acted on at a meeting of the Board of Managers.  If such Manager is not present at the meeting, such consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but such consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the Manager has consented or objected.

6.13 Conference Communications.  To the fullest extent permitted under the Act, any or all of the Managers may participate in any meeting of the Board of Managers, or of any duly constituted committee thereof, by any means of communication through which the participating Managers may simultaneously hear each other during such meeting.  For the purposes of establishing a quorum and taking any action at the meeting, Managers participating pursuant to this Section 6.13 shall be deemed present in person at the meeting; and the place of the meeting shall be the place of origination of the conference telephone conversation or other comparable communication technique.

6.14 Written Action.  Any action which might be taken at a meeting of the Board of Managers, or any duly constituted committee thereof, may be taken without a meeting if done in writing and signed by a number of Managers, or committee members, whose approval would be sufficient to approve the action at a meeting at which all of the Managers (or such committee) were present.  When written action is taken by fewer than all Managers, the Board of Managers shall notify all Managers of the text and effective date of the action immediately.  Failure to provide the notice does not invalidate the written action.  Any Electronic Transmission consenting to an action to be taken and transmitted by a Manager, or committee member, or by a Person or Persons authorized to act for a Manager or committee member, shall be deemed to be written for purposes of this Section 6.14, provided that any such Electronic Transmission sets forth information from which the Company can determine that the Electronic Transmission was transmitted by the Manager or committee member, or a Person authorized to act for the Manager or committee member.  The date on which such Electronic Transmission is transmitted shall be deemed to be the date on which such consent was signed.

6.15 Committees.  A resolution approved by the Board of Managers may establish committees having the authority of the Board of Managers in the management of the business of the Company to the extent provided in the resolution.  A committee shall consist of one or more Persons, who need not be Managers.  Committees are subject to the direction and control of, and vacancies in the membership thereof shall be filled by, the Board of Managers.

6.16 Compensation.  Managers shall not be compensated by the Company for serving in such capacity, unless all of the Members determine otherwise in writing.  The Company shall bear the expenses, if any, incurred by each Manager’s attendance at meetings of the Board of Managers and shall reimburse Managers for reasonable out-of-pocket expenses incurred in the course of providing services for the Company.

6.17 Removal.  Any Manager may be removed from office at any time, with or without cause, only by the Member that appointed such Manager.

Article 7
Officers

7.1 Number.  The officers of the Company, all of whom shall be natural persons, shall consist of a President, a Secretary and a Treasurer (“Named Officers”), and any other officers and agents as the Board of Managers may designate from time to time.  Any Person may hold two or more offices.

7.2 Election; Term of Office and Qualifications.  The Board of Managers shall elect officers from time to time as it deems appropriate.  Elections shall require a majority of a vote of the Board of Managers.  Such officers shall hold office until their successors are elected and qualified, or until the office is eliminated by amendment of this Agreement, in the case of the Named Officers, or a vote of the Managers, in the case of officers other than Named Officers.  An officer who is a Manager shall hold office until the election and qualification of his or her successor even though he or she may cease to be a Manager.

7.3 Removal and Vacancies.  Any officer may be removed from his or her office with or without cause upon a majority vote of the Managers.  Such removal shall be without prejudice to the contract rights of the Person so removed.  A vacancy among the officers by death, resignation, removal or otherwise shall be filled by the Board of Managers, unless such office is eliminated.

7.4 President.

(a) The Company shall be managed by a President.  The Board of Managers delegates to the President the authority to oversee and supervise the Company’s business.  Except as otherwise provided in this Agreement, the President is authorized to determine all questions relating to the day-to-day conduct, operation and management of the business of the Company.  The President is directly responsible to the Board of Managers.

(b) The President may delegate such part of his or her duties as he or she may deem reasonable or necessary in the conduct of the business of the Company to one or more employees of the Company, who shall each have such duties and authority as is determined from time to time by the President or as may be set forth in any agreement between such employee and the Company.

(c) The initial President shall be Michael Rice.

7.5 Secretary.  The Secretary shall be secretary of and shall attend all meetings of the Members and Board of Managers and shall record all proceedings of such meetings in the minute book of the Company.  He or she shall give proper notice of meetings of Members and the Board of Managers.  He or she shall perform such other duties as may from time to time be prescribed by the Board of Managers or the President.  The initial Secretary shall be Daphne Taylor.

7.6 Treasurer.  The Treasurer shall keep or cause to be kept accurate accounts of all moneys of the Company received or disbursed.  He or she shall deposit or cause to be deposited all moneys, drafts and checks in the name of and to the credit of the Company in such banks and depositaries as the Board of Managers or the President shall from time to time designate.  He or she shall have power to endorse or cause to be endorsed for deposit or collection all notes, checks and drafts received by the Company.  He or she shall disburse or cause to be disbursed the funds of the Company as ordered by the President.  He or she shall render to the Board of Managers and the President whenever required an account of all his or her transactions as Treasurer and of the financial condition of the Company and shall perform such other duties as set forth in Article 10 and as may from time to time be prescribed by the Board of Managers or the President.  The initial Treasurer shall be Daphne Taylor.

7.7 Duties of Other Officers.  The duties of such other officers and agents as the Board of Managers may designate shall be set forth in the resolution creating such office or agency or by subsequent resolution.

7.8 Compensation.  The officers, agents and employees of the Company shall receive such compensation for their services as may be determined from time to time by the Board of Managers or as shall be set forth in a written agreement.

Article 8
Indemnification

8.1 General.

(a) To the fullest extent permitted by law, the Company shall indemnify, hold harmless and defend each Manager and Named Officer and their respective Affiliates, directors, officers, employees, members, managers, partners, shareholders, assigns, representatives and agents (individually, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred or suffered by such Indemnitee, as a party or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of or in connection with the business or the operation of the Company if the Indemnitee’s conduct:

(i) was not a breach of the Indemnitee’s duty of loyalty to the Company or the Members,

(ii) did not involve acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, and

(iii) did not involve any transaction from which the Indemnitee derived an improper personal benefit.

(b) An Indemnitee shall have the right to employ separate counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Company has agreed in writing to pay such fees and expenses, (ii) the Company has failed to assume the defense thereof and employ counsel within a reasonable period of time after being given the notice required above or (iii) the Indemnitee has been advised by its counsel that representation of such Indemnitee and other parties by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them.  It is understood, however, that the Company shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having actual or potential differing interests with the Company, unless but only to the extent the Indemnitees have actual or potential differing interests with each other.

(c) To the fullest extent permitted by law and subject to Section 8.1(b), expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Article 8 shall, from time to time, be advanced by the Company before the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount unless it is determined that such Indemnitee is entitled to be indemnified therefor pursuant to this Article 8.  An Indemnitee shall not be denied indemnification in whole or in part under this Article 8  merely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies, if the transaction was not otherwise prohibited by the terms of this Agreement and the conduct of the Indemnitee satisfied the conditions set forth in Section 8.1(a).

8.2 No Member Liability.  Any indemnification provided under this Article 8 shall be satisfied solely out of assets of the Company, as an expense of the Company.  No Member shall be subject to personal liability by reason of these indemnification provisions.

8.3 Settlements.  The Company shall not be liable for any settlement of any such action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the Company agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

8.4 Amendments.  Any amendment of this Article 8 shall not adversely affect any right or protection of an Indemnitee who was serving at the time of such amendment or repeal, and such rights and protections shall survive such amendment or repeal with respect to events that occurred before such amendment or repeal.

Article 9
Transfers

9.1 Registration, Transfer and Exchange.  The Company shall keep at the Principal Office an original copy of this Agreement in which the Board of Managers shall reflect all transfers of outstanding Units on successive amendments of Schedule A that are made pursuant to Article 15; provided, however, that the Board of Managers shall not reflect on Schedule A any transfer that is not made in compliance with this Article 9.  The Company may treat any Person in whose name Units are recorded on Schedule A to this Agreement as the absolute owner of such Units.  The Board of Managers shall deliver a copy of each amendment of Schedule A to each Member promptly after each amendment, provided that, a failure of the Board of Managers to deliver a copy of any amendment to the Members shall not invalidate such amendment.

9.2 Restriction on Transfers.

(a) In addition to any restrictions imposed by the federal securities laws and any applicable state securities or “blue-sky” laws, no Member may transfer all or any part of any Unit, whether for consideration or not, and no transferee thereof shall have any rights in the Company or be or have any rights as a Member with respect to all or any part of any such Unit attempted to be transferred, and any such attempted transfer of all or any part of a Unit shall be entirely null and void, unless (i) all of the Members other than the Member transferring or proposing to transfer all or any part of its Units consent to the transfer and the admission of such transferee as a Member and (ii) the transferor and the transferee comply with the provisions of Section 9.4.

(b) If by operation of law or pursuant to the final decree of a competent court any Unit is transferred to any Person in violation of the restrictions on transfer imposed by this Article 9 and such transferee is not admitted as a Member pursuant to the terms of this Agreement, such transferee shall be merely an assignee with the rights described in Section 18-702(b) of the Act.  To the limited extent of the rights described in Section 18-702(b) of the Act, references in this Agreement to Members shall be extended, where relevant, to include assignees.

(c) The appropriate Company records and any certificates representing the Units shall be noted to prevent any transfers in violation of this Section 9.2.

(d) No Member may transfer any portion of such Member’s rights in or obligations to the Company as a Member except pursuant to a transfer of Units.

9.3 Transfer by Legal Process.  Upon any involuntary transfer of all or any portion of the Units of a Member pursuant to a levy of execution, foreclosure of pledge, garnishment, attachment, bankruptcy or other legal process (or by operation of law resulting from the liquidation, dissolution or winding-up of a Member), (i) such Member shall cease to be a Member with respect to any Units so transferred and (ii) the Units that are so transferred shall, in the hands of the transferee, be subject to the purchase rights described in Section 9.5, treating the transferee as the Transferring Person for such purposes.  If the Company and the Members do not purchase the transferred Units pursuant to Section 9.5, the transferee shall have no right to become a Member or vote in any Company matters unless admitted by the affirmative vote of all of the Members other than the Member transferring or proposing to transfer all or any part of its Units, and subject to compliance with the provisions of Section 9.4.

9.4 Conditions to Permitted Transfers.  No transfer otherwise permitted by any provisions of this Agreement shall be valid unless and until the following conditions are satisfied (any of which may be waived by the Board of Managers in its discretion):

(a) The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such transfer and confirm the agreement of the transferee to be bound by the provisions of this Agreement; provided, however, that in the case of a transfer of Units at death or involuntarily by operation of law, the transfer shall be confirmed by presentation to the Company of legal evidence of such transfer, in form and substance satisfactory to counsel of the Company.

(b) Except in the case of a transfer of Units at death or involuntarily by operation of law, where no opinion of counsel is required, the transferor shall furnish to the Company an opinion of counsel, which counsel and opinion shall be satisfactory to the Company, to the effect that:

(i) The transfer will, or will not, cause the Company’s status as a partnership to terminate for federal income tax purposes under Code Section 708 or cause the Company to be treated as a “publicly traded partnership” within the meaning of Code Section 7704;

(ii) The transfer is exempt from all applicable registration requirements and such transfer will not violate any applicable federal and state laws regulating the transfer of securities; and

(iii) The transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.

(c) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns.  The Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until it has received such information.

(d) The transferee shall reimburse the Company for all costs and expenses reasonably incurred by the Company in connection with such transfer including legal fees and costs of the preparation, execution, filing or publishing of any amendment to the Certificate of Formation or this Agreement.

9.5 Purchase Options.

(a) Upon the occurrence of an Option Event with respect to any Member, that Member, or his or her legal representative, as the case may be (a “Transferring Person”), shall give written notice to the Company and to the other Members of the occurrence of the Option Event (the “Option Notice”).

(b) The Option Notice shall:

(i) specify the number and class of Units affected by the Option Event (the “Offered Units”),

(ii) specify the date of the occurrence of the Option Event (which in the case of a bona fide offer to purchase the Offered Units shall be the date of the completion of negotiations with the proposed transferee),

(iii) specify the name and address of the proposed transferee, and

(iv) contain the Transferring Person’s offer to sell all, but not less than all, such Units to (x) the Company (the “Company Option”) and (y) the other Members (the “Member Option”) pursuant to the provisions of this Section 9.5, and

(v) if the Option Event is the receipt of a bona fide offer to purchase the Offered Units, the Option Notice shall also contain

(A) a complete description of the consideration to be paid to the Transferring Person with respect to the bona fide offer to purchase and the manner in which such consideration is to be paid,

(B) a copy of the written proposal, if any, of the proposed transferee relating to such transfer, and

(C) the Transferring Person’s certification that the offer was made in good faith, that the Transferring Person desires to accept the offer and that the proposed transferee has been notified in writing of the rights of the Company and the Members under this Agreement including the rights under this Section 9.5 (a copy of such written notification to the proposed transferee shall accompany the certification).

(c) If the Transferring Person fails to give the notice required by this Section 9.5, such notice shall be deemed to be given on the date the Company first has actual knowledge of the occurrence of the Option Event, and the Units held by the Transferring Person shall remain subject to all of the terms and conditions of this Agreement.

(d) Upon the occurrence of an Option Event, the purchase price for the Offered Units and the terms of payment, shall be determined as follows:

(i) If the Option Event is the receipt by the Transferring Person of a bona fide offer to purchase the Offered Units, the purchase price of the Offered Units shall be the purchase price for the Offered Units offered by such purchaser and the terms and conditions of purchase shall be the same as those offered by such purchaser.

(ii) If the Option Event is the bona fide attempt by a Member to transfer or to arrange for the transfer of some or all of such Member’s Units (other than pursuant to a bona fide offer) to any Person, the purchase price of the Units shall be the Fair Market Value of the Offered Units determined pursuant to the procedure set forth in Section 9.5(e).

(iii) If the Option Event is the receipt of a bona fide offer to purchase, the purchase price shall be paid in accordance with any applicable terms and conditions specified in the Option Notice.

(e) If the purchase price of the Offered Units is the Fair Market Value of the Offered Units, the Board of Managers shall determine the Fair Market Value of the Offered Units as of the date of the occurrence of the Option Event and deliver notice of its determination to the Transferring Person within 30 days after the Company’s receipt of the Option Notice.  Within 20 days after the date of the notice from the Board of Managers, the Transferring Person shall deliver a written notice to the Board of Managers indicating whether the Transferring Person accepts or objects to the Fair Market Value of the Offered Units as determined by the Board of Managers.  If the Transferring Person fails to deliver the notice within the allowed time, the Transferring Person shall be deemed to have accepted the Fair Market Value of the Offered Units as determined by the Board of Managers.  If the Transferring Person timely objects to the Fair Market Value as determined by the Board of Managers, the Fair Market Value of the Offered Units shall be determined by a Qualified Appraiser as set forth below.
(i) If the Transferring Person and the Company agree upon a Qualified Appraiser within 15 days after the request for an appraisal by the Transferring Person, the Fair Market Value determined by the agreed-upon Qualified Appraiser shall be binding upon all parties.

(ii) If the Transferring Person and the Company are unable to agree upon a Qualified Appraiser within 15 days after the request for an appraisal by the Transferring Person, the Transferring Person and the Company shall each name a Qualified Appraiser within 10 days after the expiration of such 15-day period, and the Fair Market Value shall be determined as follows:

(A) Each Qualified Appraiser shall, within 30 days of appointment, make a determination of the Fair Market Value of the Offered Units, and shall certify the same in writing to the Board of Managers and the Transferring Person.

(B) If one of the parties fails to select a Qualified Appraiser within the time period allowed, the determination of the Qualified Appraiser appointed by the other party shall be the Fair Market Value of the Offered Units.

(C) Otherwise, the Fair Market Value of the Offered Units shall be the average of the Fair Market Values certified by the two Qualified Appraisers; provided however, that if the difference between the two appraised Fair Market Values is greater than 20% of the larger appraised Fair Market Value, the two Qualified Appraisers shall, within five days after submission of their certified appraisals, mutually designate a third Qualified Appraiser who shall make an independent appraisal of the Fair Market Value of the Offered Units within 15 days thereafter, and the Fair Market Value of the Offered Units shall then be the average of the two appraisals which are closest in value to one another; provided that if one of the appraised Fair Market Values equals the average of the other two appraised Fair Market Values, that appraised value shall constitute the Fair Market Value of the Offered Units.

(D) If the two Qualified Appraisers do not select a third appraiser within the time period provided, one or both of the Board of Managers or the Transferring Person shall apply to the then senior judge of King County District Court of the State of Washington for the selection of a third Qualified Appraiser, whose selection shall be binding upon the parties in all respects.

(iii) The costs of any and all Qualified Appraisers under this Agreement shall be paid for one-half by the Transferring Person and one-half by the Company.

(iv) The date on which (A) the Transferring Person accepts the Board of Manager’s determination of the Fair Market Value of the Offered Units or (B) the date on which the Fair Market Value of the Offered Units is finally determined pursuant to Section 9.5(d)(ii) is referred to as the “Valuation Date.”

(f) If the Company exercises the Company Option, it shall, within 30 days after the later of (i) the Notice Date or (ii) the Valuation Date, as the case may be, give written notice of such election to the Transferring Person and concurrently give the same notice to the Members.  The sale of the Transferring Person’s Units shall be closed within 60 days after the expiration of such 30-day period by tendering the purchase price to the Transferring Person in the same manner as set forth in Section 9.5(d)(iii).  The Company’s decision regarding the exercise of the Company Option shall be made by the Board of Managers, provided that, any Transferring Person or Affiliate of a Transferring Person who is then a Manager shall have no vote in the matter.

(g) If the Company fails to exercise the Company Option within the 30-day period referred to in Section 9.5(f), the Members shall have 30 days from and after the last day of the 30-day period referred to in Section 9.5(f) to exercise the Member Option.  If any Member elects to exercise the Member Option, that Member shall, within such 30-day period, give written notice to the Transferring Person of election to purchase all of such Units and concurrently give the same notice to the other Members.  If more than one Member elects to exercise the Member Option, then each Member who has so elected shall be entitled to purchase a pro rata portion (based on the respective Units of the electing Members) of the Units of the Transferring Person.  The sale of the Transferring Person’s Units shall be closed within 60 days after the expiration of such 30-day period by tendering the purchase price to the Transferring Person in the manner set forth in Section 9.5(d)(iii).

(h) If no Member gives timely written notice of his or her election to exercise the Member Option and the Option Event related to a proposed transfer of the Offered Units, the Transferring Person shall have the right, at any time within 90 days after the expiration of the 30-day period referred to above, to sell or otherwise dispose of the Offered Units, to the proposed purchaser or transferee upon identical terms and conditions to those specified in the Option Notice, if, and only if, the transferor and transferee comply with the provisions of Section 9.4.  If the Option Event did not relate to a proposed transfer of the Offered Units, the Transferring Person shall have the right to retain the Offered Units subject to all of the terms and conditions of this Agreement.  If the Transferring Person has not transferred all of the Offered Units to the proposed transferee or the transferor or transferee has failed to comply with the terms of Section 9.4 within the allowed 90-day period, the Offered Units shall remain subject to this Agreement and any proposed transfer after the allowed 90-day period must comply again with the provisions of this Section 9.5.

9.6 Impasse

(a)  For purposes of this Agreement, an “Impasse” shall occur if, with respect to any matter requiring the unanimous consent or approval of the Members or the Board of Managers hereunder or under the Act, the Members or the Board of Managers, as applicable, do not agree on whether such matter should be approved or consented to, and such disagreement continues in effect 60 days after a Member has provided written notice (the “Notice of Potential Impasse”) to the other Member describing the nature of such disagreement and stating that the disagreement is a potential Impasse under this Agreement.

(b) Upon the occurrence of an Impasse, either Member (the “Offeror”) shall have the right at any time during the period ending at 11:59 p.m. (local time at the Principal Office) on the 60th day after the occurrence of an Impasse to give to the other Member (the “Offeree”) a notice (the “Offer”) stating that the Offeror wishes to implement the provisions of this Section 9.6.

(i) The Offer will constitute the irrevocable offer of the Offeror to purchase all, but no fewer than all, of the Units of the Offeree and shall specify the cash price (the “Cash Price”) at which the Offeror would be willing to purchase such Units.  The Offer shall include a closing date that is no fewer than 90 days nor more than 120 days after the delivery by the Offeror of the Offer.  The Members agree that all distributions under this Agreement will be suspended during the pendency of any transaction under this Section 9.6.

(ii) Upon receipt of the Offer, the Offeree will have the option to:

(A) sell to the Offeror all of the Offeree’s Units for the Cash Price;

(B)	offer to buy from the Offeror all of the Offeror’s Units at a price per Unit that is not less than the price per Unit implied by the Cash Price;

(C)	offer to sell to the Offeror all of the Offeree’s Units for a revised Cash Price (each of the offers contained in Sections 9.6(b)(ii)(B) and 9.6(b)(ii)(C), a “Counter Offer”); or

(D)	reject the Offer and agree to dissolve the Company pursuant to Section 14.1.

(iii) The Offeree must give written notice of its election to the Offeror within 60 days after receipt of the Offer.  If the Offeree fails to give the Offeror written notice of its election within the 60-day period, the Offeree shall be conclusively deemed to have made the election under Section 9.6(b)(ii)(A) to sell all of its Units to the Offeror.  If the Offeree makes, or is deemed to have made, the election under Section 9.6(b)(ii)(A) to sell all of its Units to the Offeror, or the Offeror accepts a Counter Offer:

(A) The closing shall be held on the date designated in the Offer or at such other time as the parties may agree.  The purchaser shall pay the Cash Price or other agreed price in immediately available funds.  At closing, the seller and its Affiliates shall either (i) be fully released at no cost or expense from any guarantees or indemnities or other obligations related to any financing of the Company or (ii) be fully indemnified, in form and substance reasonably acceptable to the seller, by the purchaser.

(B) If either Member fails to consummate the sale transaction (other than on account of a default by the other Member), then, in addition to all other rights and remedies that such Member would have under applicable law, such Member may maintain an action for specific performance of the sale transaction.

(c) If no Offer to purchase Units has been made by either Member at the expiration of the 60-day period set forth in Section 9.6(b) and the Impasse has not been resolved, either Member may, at any time within 10 days after the expiration of such 60-day period, give written notice to the other Member of its election to dissolve the Company pursuant to Section 14.1 (the “Impasse Dissolution Election”).  If a Member makes an Impasse Dissolution Election, the Company shall be dissolved pursuant to Section 14.1 unless the Members agree in writing that the Impasse has been resolved or waived within 60 days after the expiration of the 60-day period set forth in Section 9.6(b).

Article 10
Books of Account; Reports and Fiscal Matters

10.1 Books; Place; Access.  The Treasurer shall maintain books of account on behalf of the Company at the Principal Office or such other place as may be designated by the Board of Managers.  All Members shall at all reasonable times have access to and the right to inspect the same.

10.2 Financial Information.  The Treasurer shall cause to be prepared and delivered to each of the Members (i) an annual operating budget, (ii) summary financial information with respect to each of the first three quarters of each Fiscal Year, and (iii) an annual financial report that shall describe in reasonable detail the financial and business activities of the Company and include the financial statements of the Company for the previous Fiscal Year.  The quarterly financial information shall be provided to the Members not later than 45 days following the end of each quarter of the Fiscal Year, and the annual financial report shall be provided to the Members not later than 90 days after the close of each Fiscal Year and shall not be audited unless the Board of Managers otherwise decides.

10.3 Tax Information.  Within 90 days after the close of each Fiscal Year, all necessary tax information shall be transmitted to all Members.

10.4 Tax Elections and Accounting.  The Board of Managers, in consultation with the Company’s tax advisers, shall make or refrain from making any elections required or permitted to be made by the Company under the Code and shall choose the Company’s tax accounting method from all available tax accounting methods.  The Board of Managers may, at the time and in the manner provided in Treasury Regulations Section 1.754-1(b), cause the Company to elect pursuant to Code Section 754 to adjust the basis of the assets of the Company in the manner provided in Code Sections 734 and 743.

10.5 Tax Matters Partner.  Until BioLife resigns, is removed, or ceases to be a Member, it shall act as the tax matters partner (the “TMP”), as such term is defined in Code Section 6231(a)(7), and the TMP is authorized to and shall represent the Company in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings.  The Members and the TMP shall use all reasonable efforts to comply with the responsibilities outlined in Code Sections 6222 through 6231 (including any Treasury Regulations thereunder and any successor or amendatory provisions thereto for which a tax matters partner is designated).  Members holding a 75% majority of the Units outstanding may remove the TMP at any time or the TMP may resign as TMP at any time, and such resignation or removal shall become effective upon the appointment of a successor TMP in the manner required by applicable Treasury Regulations.  The successor TMP shall be determined by the vote of Members holding a 75% majority of the Units outstanding.

10.6 Required Records.  The Board of Managers shall maintain at the Principal Office the information and records that the Members are entitled to obtain from the Company pursuant to Section 18-305(a) of the Act.  Each Member shall have the absolute right, upon written demand, to examine and copy, in person or by a legal representative, at any reasonable time, and the Company shall make available within ten days after receipt by the Board of Managers of the written demand, all documents referred to in the preceding sentence.

Article 11
Capital

11.1 Capital Commitments

(a) The Members commit to make Capital Contributions to the Company in the amounts of the Commitments set forth by their respective names on Schedule A.  In exchange for such Capital Contributions, the Members shall receive the Units set forth opposite their respective names on Schedule A.

(b) BioLife shall pay its Capital Contributions, up to the amount of its Commitment, in such amounts and at such times as will be necessary for the purpose of funding the Company’s purchase of Products (as defined in the Supply Agreement) pursuant to the terms of the Supply Agreement.  The Board of Managers shall give BioLife written notice before each such Capital Contribution is due.  Each such notice shall be given not less than five Business Days before the payment to which such notice relates is due, and will specify the date on which the Capital Contribution will be due and the percentage or amount of BioLife’s Commitment then due.

11.2 No Right to Return of Contribution.  No Member shall have the right to the withdrawal or to the return of his, her or its Capital Contribution, except upon the dissolution and liquidation of the Company pursuant to Article 14.

11.3 Additional Capital Contributions.  If all of the Members by unanimous consent at any time or from time to time determine that contributions to the capital of the Company are necessary to the conduct of the Company’s activities, each of the Members shall promptly make a cash contribution to the capital of the Company equal to that Member’s share (determined in proportion to the number of Units held by each Member) of such additional funds.  If any Member is unable to or otherwise does not contribute that Member’s share of such funds to the Company, the funds advanced by the other Members shall be regarded as a loan in accordance with Section 11.4.

11.4 Loans to the Company; No Interest on Capital.  The Members may, but are not obligated to, make loans to the Company from time to time, as authorized by the Board of Managers.  Any such loans shall not be treated as Capital Contributions to the Company for any purpose under this Agreement nor entitle such Member to any increase in its share of the profits and losses and distributions of the Company, but the Company shall be obligated to such Member for the amount of any such loans pursuant to the terms thereof, as the same are determined by the Board of Managers and such Member.  Interest with respect to the outstanding amount of any loans made by a Member to the Company shall accrue and be payable at such times and at such rate as is determined by the Board of Managers and such Member.  All scheduled principal and interest payments with respect to any loans from a Member to the Company pursuant to this Section 11.4 shall be repaid before any distributions to any Members pursuant to Section 13.1, Section 13.2, or Section 14.2(e).  No interest shall be paid on any Capital Contribution to the Company or on any balance in any Capital Account.

11.5 Creditor’s Interest in the Company.  No creditor who makes a loan to the Company shall have or acquire at any time as a result of making the loan any direct or indirect interest in the profits, capital or property of the Company, other than such interest as may be accorded to a secured creditor.  Notwithstanding the foregoing, this provision shall not prohibit in any manner whatsoever a secured creditor from participating in the profits of operation or gross or net sales of the Company or in the gain on sale or refinancing of the Company, all as may be provided in its loan or security agreements.

11.6 Capital Accounts.  A separate Capital Account (“Capital Account”) shall be maintained for each Member in accordance with Code Section 704 and Treasury Regulations Section 1.704-1(b)(2)(iv).  The Board of Managers shall increase or decrease the Capital Accounts in accordance with the rules of such regulations including upon the occurrence of any of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f).  The Board of Managers’ determination of Capital Accounts shall be binding upon all parties.

Article 12
Allocation of Profits and Losses

12.1 Capital Account Allocations.

(a) The Profits or Losses of the Company shall be allocated among the Capital Accounts of the Members with respect to each Fiscal Year as of the end of such Fiscal Year in the proportion that the Units held by each Member bear to the Units held by all Members.  Unless otherwise provided in this Agreement, every item of income, gain, loss and deduction entering into the computation of Profits or Losses shall be allocated to the Members in the same proportions as the allocation of Profits or Losses for that period.

(b) Notwithstanding Section 12.1(a), the Board of Managers shall not allocate any item of loss or deduction to a Member that would cause or increase a deficit balance in such Member’s Capital Account in excess of any limited dollar amount of such deficit balance that such Member is obligated to restore as of the end of any Fiscal Year, taking into account the amounts and adjustments set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4)-(6) and shall make special allocations of the Profits or Losses of the Company among the Members as necessary to cause the allocations under this Section 12.1 to be respected under Code Section 704(b) and Treasury Regulations Section 1.704-1(b)(1).  The Board of Managers shall, to the extent possible and in whatever manner it deems appropriate, make subsequent curative allocations of other items of income, gain, loss and deduction to offset any such special tax allocations.

(c) Allocations under this Section 12.1 are intended to meet the alternate test for economic effect under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and, with respect to any allocations of nonrecourse deductions, are intended to meet the requirements of Treasury Regulations Section 1.704-2(e).  A “qualified income offset,” a “minimum gain chargeback,” each as defined in the Treasury Regulations, and any such other provision that is necessary to cause the allocations under this Section 12.1 to meet such test and requirements are incorporated by reference into this Agreement.

(d) The Board of Managers’ determination of allocations shall be binding upon all parties.

12.2 Tax Allocations.  The Board of Managers shall allocate the items of income, gain, loss and deduction of the Company for federal income tax purposes among the Members in the same manner that such items are allocated to the Members’ Capital Accounts.

12.3 Tax Credits.  All tax credits shall be allocated among the Members in accordance with applicable law.

12.4 Code Section 704(c) Allocations.  In accordance with Code Section 704(c), income, gain, loss and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for income tax purposes and its book value for Capital Account purposes, in the same manner as such variations are treated under Code Section 704(c).  Any elections or other decisions related to such allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 12.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of income, gain, loss or deduction pursuant to any provision of this Agreement.

12.5 Varying Interests During Fiscal Year.  In the event of any changes in Units during a Fiscal Year, all Profits and Losses from operations of the Company during such Fiscal Year, using such methods of accounting for depreciation and other items as the Board of Managers determines to use for federal income tax purposes, shall be allocated to each Member based on its varying interest in the Company during such operating year in accordance with Code Section 706.  The Board of Managers shall determine in accordance with Code Section 706 whether to prorate items of income and deduction according to the portion of the Fiscal Year for which a Member held Units or whether to close the books on an interim basis and divide such operating year into two or more segments.

Article 13
Distributions

13.1 Operating Distributions.  The Board of Managers shall distribute Net Cash Flow to the Members in proportion to their respective Units at least quarterly.  All distributions of Net Cash Flow pursuant to this Section 13.1 shall be subject to withholding of amounts to satisfy any outstanding loans from Members to the Company and for the Mandatory Reserve, as provided for in the definition of Net Cash Flow.

13.2 Distributions for Tax Liabilities.  Subject to the limitations on distributions in Section 13.3, the Company shall make the following distributions to cover Member tax liabilities:

(a) The Company shall make distributions of money to the Members in proportion to their respective Units in amounts that the Board of Managers considers reasonably sufficient to enable the Members to pay the federal income taxes on the income and gain (net of any cumulative tax benefits produced for the Members by the Company’s losses, deductions, and credits) that passes through the Company to the Members under the applicable provisions of the Code (the “Taxes on Pass-Through Income”).

(b) The amount distributed to the Members shall be determined by the Board of Managers using a good faith approximation of the Taxes on Pass-Through Income applicable to the Members.

(c) The Company shall make the distributions required above in a timely manner to allow the tax attributable to the income passed through the Company to any Member to be paid on an annual basis or on a quarterly basis as necessary for the Member to pay any estimated taxes due with respect to such income.

(d) All distributions to a Member made pursuant to this Section 13.2 shall reduce the amount of the next succeeding distribution or distributions that would otherwise have been distributed to such Member pursuant to Section 13.1 and Section 14.2.

13.3 Limitations on Distributions.  Notwithstanding any provision to the contrary in this Article 13:

(a) All distributions made in connection with the liquidation and winding up of the Company shall be made in the manner provided in Section 14.2.

(b) No distribution shall be made that would result in a violation of Section 18-607 of the Act.

Article 14
Dissolution and Liquidation

14.1 Events Causing Dissolution; Final Payment.  The Company shall be dissolved only upon the occurrence of any of the following events:

(a) The written agreement of all Members;

(b) Following the occurrence of an Impasse in which (i) an Offer has been rejected by the Offeree pursuant to Section 9.6(b)(ii)(D), (ii) a Counter Offer has not been accepted within 60 days of its receipt by the Offeror, or (iii) an Impasse Dissolution Election has been made pursuant to Section 9.6(c) and the Members fail to agree in writing that the Impasse has been resolved or waived within 60 days after the expiration of the 60-day period set forth in Section 9.6(b); or

(c) The final decree of a court that dissolution is required under applicable law.

14.2 Liquidation and Winding Up.  If the Company is dissolved pursuant to Section 14.1, the Company shall be liquidated and the Managers (or other Person or Persons designated by the Managers or by a decree of court) shall wind up the affairs of the Company.  The Managers or other Persons winding up the affairs of the Company shall promptly proceed to the liquidation of the Company and, in settling the accounts of the Company, the assets and property of the Company shall be distributed in the following order of priority:

(a) To the payment of all debts and liabilities of the Company in the order of priority as provided by law (other than outstanding loans from a Member);

(b) To the establishment of any reserves deemed necessary by the Managers or the Person winding up the affairs of the Company for any contingent liabilities or obligations of the Company;

(c) To the repayment of any outstanding loans from Members to the Company, pro rata in proportion to the amounts owed to such Members;

(d) To the return of all smart shipper know how and technology to SAVSU and all portal related know how and technology to BioLife; and

(e) The balance, if any, to the Members pro rata in accordance with their positive Capital Account balances, after giving effect to all contributions, distributions, and allocations for all periods.

14.3 No Deficit Restoration Obligation.  If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all fiscal periods including the fiscal period during which the liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any Person for any purpose whatsoever.

Article 15
Amendment

The Certificate of Formation and this Agreement may be amended by an instrument in writing signed by all Members.  No provision of this Agreement (other than Schedule A as described below) may be modified, amended, waived or terminated except as provided in the preceding sentence.  No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.  Notwithstanding the foregoing, the Board of Managers shall amend Schedule A, without having to obtain the consent of any Member, as appropriate to reflect accurately any transfers of Units, issuances of new Units and admissions of new Members that are effected in accordance with this Agreement.  The Board of Managers shall promptly deliver a copy of any such amendment to each Member, provided that, a failure of the Board of Managers to deliver a copy of any amendment to the Members shall not invalidate such amendment.

Article 16
Approval of Reorganizations and Bankruptcy

Without the unanimous consent of all Members, the Company shall not engage in any Reorganization or commence any proceedings or the filing of any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency or similar law.

Article 17
Member Services

17.1 BioLife Services.  BioLife will provide, or cause one or more of its Affiliates to provide, services to the Company as described in the BioLife Service Agreement.

17.2 SAVSU Services.  SAVSU will provide, or cause one or more of its Affiliates to provide, shippers to the Company and such other duties as described in the SAVSU Supply Agreement.

Article 18
Participation Fee

18.1 Participation Fee.  A fee of $1,000,000 will be paid by BioLife to SAVSU in consideration for SAVSU’s participation in the Company (the “Participation Fee”).

18.2 Payments Terms.  The Participation Fee will be due and payable in twelve (12) monthly installments commencing upon the Effective Date, with the remaining monthly installments due within ten (10) days from the final day of each month for the succeeding eleven (11) months in which SAVSU delivers the agreed upon quantity of units to the Company.

Article 19
Representations, Warranties of the Members

19.1 Representations and Warranties of the Members.  Each of the Members represents and warrants as of the Effective Date to each of the other Members and the Company as follows:

(a) The Units being acquired by such Member are being purchased for such Member’s own account and not with a view to, or for sale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  Such Member understands that such Units have not been registered under the Securities Act or any state securities laws by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements thereof and that the reliance of the Company and others upon such exemptions is predicated in part by the representations and warranties of such Member contained in this Agreement.

(b) Such Member has the requisite power and authority (whether corporate or otherwise) and legal capacity to enter into, and to carry out its obligations under, this Agreement.

(c) The execution and delivery by such Member of this Agreement and the consummation by such Member of the transactions contemplated by this Agreement have been duly authorized before the Effective Date by all necessary action on the part of such Member.

(d) This Agreement has been duly executed and delivered by such Member and constitutes a valid and binding obligation enforceable against such Member in accordance with its terms.

(e) Such Member is not subject to, or obligated under, any provision of (i) any agreement, arrangement or understanding, (ii) any license, franchise or permit or (iii) any law, regulation, order, judgment or decree that would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of such Member’s assets would be created, by such Member’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, except for such agreements as to which a Member has previously obtained the consent of the other party or parties thereto.

(f) No authorization, consent or approval of, waiver or exemption by, or filing or registration with, any public body, court, third party or authority is necessary on such Member’s part, which has not previously been obtained by such Member for the consummation of the transactions contemplated by this Agreement.

(g) No Person has or will have, as a result of any act or omission by such Member any right, interest or valid claim against the Company or any other Member for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.

(h) If such Member is or ever becomes an employee of the Company, such Member acknowledges and agrees that such Member’s ownership of Units and status as a Member does not constitute an express or implied promise by the Company of continued employment and will not interfere in any way with the Company’s right to terminate such employment at any time.

Article 20
Confidentiality

20.1 Confidential Information.  For purposes of this Agreement, the term “Confidential Information” means, with respect to each of the Members and each of their respective Affiliates and with respect to the Company and any Affiliate of the Company (each, a “Disclosing Party”), information that is proprietary to the Disclosing Party, including patent applications, know-how, designs, formulas, processes, technology, plans, data, trade secrets, inventions, discoveries, improvements and ideas or works of authorship or other information relating to its business; information concerning any of its past, current or possible future products or projects; information about its research, development, purchasing, accounting, marketing, or selling of products or services; and information concerning any of its past, current or possible future customers or business prospects.  Confidential Information will include information furnished in both written and oral form to a Member or the Company (the “Receiving Party”) or any of their respective directors, officers, employers, agents or advisors or, in the case of the Company, Members (collectively, such Member’s “Representatives”).  The terms of this Agreement and of the Supply Agreement constitute Confidential Information.  Confidential Information will not include (a) any information lawfully in the possession of the Receiving Party prior to the date of disclosure thereof by the Disclosing Party or its Representatives, on a non-confidential and lawful basis, (b) any information which is in the public domain or hereafter becomes a part thereof through no fault of the Receiving Party, (c) any information that becomes available to the Receiving Party on a non-confidential and lawful basis from a source other than any other Person bound by this Agreement, or (d) any information disclosed from one Person bound by this Agreement to another which is expressed in writing by the Disclosing Party to be non-confidential.  Each Member and the Company acknowledges that the Confidential Information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use.

20.2 Protection of Confidential Information.  Except as otherwise may be specifically provided herein, , each Member and the Company shall hold all Confidential Information of a Disclosing Party in the strictest confidence and shall disclose such Confidential Information only to its respective Representatives who have a need to know such information, which Representatives shall also hold such information in the strictest confidence.  Further, each Member and the Company agrees that it (i)  shall use each Disclosing Party’s Confidential Information solely and exclusively for carrying out the purposes of, or its rights under, this Agreement and shall not otherwise utilize a Disclosing Party’s Confidential Information for the benefit of the Receiving Party or any third party.  Each Receiving Party will direct its Representatives to treat a Disclosing Party’s Confidential Information in accordance with this Agreement and to exercise such precautions or measures as may be reasonable in the circumstances to prevent improper use of such Confidential Information by them, and each Receiving Party will be responsible for any breaches by such Representatives of this Agreement.  Each Receiving Party shall take, at its sole cost and expense, all reasonable measures, including but not limited to court proceedings, to restrain its Representatives (or former Representatives) from unauthorized disclosure or use of a Disclosing Party’s Confidential Information.  Each Receiving Party agrees that, at the Disclosing Party’s request, it will cooperate, and will cause its Representatives to cooperate, fully with the Disclosing Party in any and all legal action taken by the Disclosing Party to protect the Disclosing Party’s rights in its Confidential Information.

20.3 Compelled Disclosure.  This Agreement does not prohibit the disclosure of Confidential Information where applicable law requires, including, but not limited to, disclosure in response to subpoenas and/or orders of a governmental agency or court of competent jurisdiction and any disclosures necessary to comply with applicable securities laws.  In the event the Receiving Party is required to disclose Confidential Information in response to subpoenas and/or orders of a governmental agency or court of competent jurisdiction, the Receiving Party shall promptly notify the Disclosing Party in writing, and cooperate, and cause its Representatives to cooperate, at the Disclosing Party’s sole expense, with the Disclosing Party in seeking to limit the disclosure of such Confidential Information.  In the event that a protective order or other remedy is not promptly obtained to limit the disclosure, the Receiving Party or any Representative to whom the Receiving Party transmits the Disclosing Party’s Confidential Information shall furnish only that portion of the Disclosing Party’s Confidential Information which in the opinion of such person’s counsel is legally required and shall exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment shall be accorded to the Disclosing Party’s Confidential Information.

20.4 Return of Information.  Upon any termination, cancellation or expiration of this Agreement, or upon the Disclosing Party’s request for any reason, the Receiving Party shall return promptly to the Disclosing Party or certify the destruction of the originals and all copies of any written documents, tools, materials or other tangible items containing or embodying Confidential Information of the Disclosing Party; provided, however, that the Receiving Party shall be entitled to retain one copy of Confidential Information of the Disclosing Party as a record as to what is confidential and what was returned or destroyed.

20.5 Remedies.  The Receiving Party agrees that its obligations provided in this Article 20 are necessary and reasonable in order to protect the Disclosing Party and its business, and expressly agrees that monetary damages may be inadequate to compensate the Disclosing Party for any breach by the Receiving Party of its covenants and agreements set forth in this Agreement.  Accordingly, each Receiving Party agrees and acknowledges that in the event of any such breach or threatened breach, in addition to any other remedy that may be available in law, in equity or otherwise, the Disclosing Party shall be entitled to seek and obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by the Receiving Party, without the necessity of proving actual damages.

20.6 Material Non-Public Information.  SAVSU acknowledges that it may from time to time be in possession of material non-public information of BioLife and agrees that it will comply with the restrictions imposed by the United States securities laws regarding the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communications of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

20.7 Survival.  The terms and provisions of this Article 20 will survive the dissolution of the Company or any termination of this Agreement for a period of five years and shall bind the Members’ successors and assigns.

Article 21
Miscellaneous Provisions

21.1 Entire Agreement.  This Agreement (including the exhibits, schedules and other documents referred to in this Agreement) contains the entire understanding between the Members with respect to the subject matter of this Agreement and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter of this Agreement.

21.2 Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

21.3 Signatures; Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile signature will be considered an original signature.

21.4 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

21.5 Successors and Assigns.  This Agreement shall be binding upon the transferees, successors, assigns and legal representatives of the parties to this Agreement.

21.6 Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing.  Without limiting the manner by which written notice may otherwise be given, any notice shall be effective if given by a form of Electronic Transmission consented to in writing by the Person to whom the notice is given, which consent has not been revoked in writing.  Notice will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five Business Days after being mailed to a Person’s address set forth in the records of the Company or designated in writing by such Person, if sent by first class mail, return receipt requested, (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, (v) if sent by facsimile or electronic mail to the Person, when directed to a number or address, as applicable, at which the Person receiving the notice has consented to receive notice in this manner.  All notices to the Company shall be addressed to its Principal Office.

21.7 Headings.  The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

21.8 References.  References to Sections, Exhibits, Schedules and like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided.

21.9 Construction.  The word “including” means “including without limitation.”  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.

21.10 Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the state of Delaware, without giving effect to any choice of law provisions thereof.  Any conflict or apparent conflict between this Agreement and the Act will be resolved in favor of this Agreement, except as otherwise specifically required by the Act.

21.11 Third Party Benefit.  Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights, remedies, obligations or liabilities of any nature whatsoever; provided, however, that the Indemnitees shall, as intended third-party beneficiaries thereof, be entitled to the enforcement of Article 8, but only insofar as the obligations sought to be enforced thereunder are those of the Company.

21.12 Additional Actions and Documents.  The parties agree to execute and deliver any further instruments or perform any acts that are or may become necessary to carry on the Company created by this Agreement or to effectuate its purposes.

21.13 Specific Performance.  Each of the parties acknowledges and agrees that the subject matter of this Agreement is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach.  Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity.  The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

21.14 Waiver of Partition.  Each Member irrevocably waives any and all rights that he, she, or it may have to maintain an action for partition of any of the Company’s property.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

BIOLIFE SOLUTIONS, INC.

/s/ Michael Rice
By:       Michael Rice
Its:       Chief Executive Officer

SAVSU TECHNOLOGIES, LLC

/s/ Dana Barnard
By:       Dana Barnard
Its:       Manager

EXHIBIT 1

CERTIFICATE OF FORMATION
OF
BIOLOGISTEX CCM, LLC

This Certificate of Formation is executed and filed by the undersigned, as authorized person to form a limited liability company under the Delaware Limited Liability Company Act:

Article 1

The name of this Company is biologistex CCM, LLC (the “Company”).

Article 2

The address of the registered office of the Company in the State of Delaware is c/o United Corporate Services, Inc., 874 Walker Road, Suite C, Dover, Kent County, Delaware 19904.

Article 3

The name and address of the registered agent for service of process on the Company in the State of Delaware is United Corporate Services, Inc., 874 Walker Road, Suite C, Dover, Kent County, Delaware 19904.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 29th day of September, 2014.

/s/ Daphne Taylor Daphne Taylor Authorized Person

EXHIBIT 2

SUPPLY AGREEMENT - PROVIDED AS EXHIBIT 10.3

EXHIBIT 3

SERVICE AGREEMENT – PROVIDED AS EXHIBIT 10.4

SCHEDULE A

Name of Member	Capital Contribution	Fair Market Value	Units
BioLife Solutions, Inc.	$2,400,000.00 commitment to fund the purchase inventory	$2,400,000.00	520
SAVSU Technologies, LLC	Exclusive distribution rights to Products	$2,215,384.62	480